Term sheet

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014,

product supplement no. 2a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Term Sheet to Product Supplement No. 2a-I Registration Statement No. 333-199966 Dated February 11, 2015; Rule 433

$ Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return due February 22, 2016

General

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The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level, and who anticipate that the Ending Index Level will not be less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%. If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage, investors will receive a return on the notes at maturity equal to the absolute value of any depreciation of the Index (up to 28.00%) from the Initial Index Level to the Ending Index Level. However, if the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, investors will lose at least 28.00% of their principal amount at maturity and may lose up to their entire principal amount at maturity. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called or a positive return if the notes are not automatically called and the closing level of the Index has not declined from the Initial Index Level to the Ending Index Level by more than the Contingent Buffer Percentage.

—	The earliest date on which a call may be initiated is March 17, 2015.
—	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The S&P GSCI™ Crude Oil Index Excess Return (Bloomberg ticker: SPGCCLP)
Automatic Call:	If, (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is greater than or equal to the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date.
Call Level:	An amount that represents 100% of the Initial Index Level for each Review Date
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus the applicable call premium amount calculated as follows:

call premium amount = $1,000 × Per Annum Call Premium × 1/12 × n,

where “n” is the number of Review Dates from and including the first Review Date to and including the Review Date on which the notes are automatically called. For example, if the notes are automatically called on the sixth Review Date and assuming a Per Annum Call Premium of 27.00%, the applicable call premium amount per $1,000 principal amount note will be $135.00 ($1,000 × 27.00% × 1/12 × 6).

Per Annum Call Premium:	At least 27.00%. The actual Per Annum Call Premium will be provided in the pricing supplement and will not be less than 27.00%.
Payment at Maturity:

If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage, your payment at maturity will be calculated as follows:

$1,000 + ($1,000 × Absolute Index Return)

Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%, your maximum payment at maturity is $1,280 per $1,000 principal amount note.

If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%, you will lose at least 28.00% of your principal amount at maturity and may lose up to your entire principal amount at maturity.

Contingent Buffer Percentage:	28.00%
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Absolute Index Return:	The absolute value of the Index Return. For example, if the Index Return is -5%, the Absolute Index Return will equal 5%.
Initial Index Level:	The closing level of the Index on the Pricing Date
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	On or about February 11, 2015
Original Issue Date (Settlement Date):	On or about February 17, 2015
Review Dates*:	March 17, 2015, April 16, 2015, May 14, 2015, June 17, 2015, July 16, 2015, August 17, 2015, September 17, 2015, October 15, 2015, November 17, 2015, December 16, 2015, January 14, 2016 and February 17, 2016 (final Review Date)
Ending Averaging Dates*:	February 10, 2016, February 11, 2016, February 12, 2016, February 16, 2016 and the final Review Date
Call Settlement Date:	The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the Maturity Date
Maturity Date*:	February 22, 2016
CUSIP:	48125UCG5
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2a-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 2a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-79 of the accompanying product supplement no. 2a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $970.10 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February 11, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 2a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

—	Underlying Supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet, the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments — Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return	TS-1

What Is the Total Return on the Notes at Maturity or upon Automatic Call, Assuming a Range of Performances for the Index?

The following tables and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call per $1,000 principal amount note to $1,000. The following tables and examples assume an Initial Index Level of 270 and reflect the Contingent Buffer Percentage of 28.00%. The tables and examples also assume that the Per Annum Call Premium used to calculate the Call Level applicable to each Review Date is 27.00%, regardless of the appreciation of the Index, which may be significant. The actual Per Annum Call Premium will be provided in the pricing supplement and will not be less than 27.00%. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the Absolute Index Return is not applicable. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called Prior to the Final Review Date?

The following table and examples illustrate the hypothetical total return on the notes at maturity if the notes have not been automatically called.

Ending Index Level (1)	Index Return	Absolute Index Return	Total Return at Maturity (2)
486.000	80.00%	N/A	27.00%
445.500	65.00%	N/A	27.00%
405.000	50.00%	N/A	27.00%
378.000	40.00%	N/A	27.00%
351.000	30.00%	N/A	27.00%
324.000	20.00%	N/A	27.00%
270.500	15.00%	N/A	27.00%
297.000	10.00%	N/A	27.00%
283.500	5.00%	N/A	27.00%
276.750	2.50%	N/A	27.00%
272.700	1.00%	N/A	27.00%
270.000	0.00%	0.00%	27.00%
267.300	-1.00%	1.00%	1.00%
256.500	-5.00%	5.00%	5.00%
243.000	-10.00%	10.00%	10.00%
229.500	-15.00%	15.00%	15.00%
216.000	-20.00%	20.00%	20.00%
194.400	-28.00%	28.00%	28.00%
194.373	-28.01%	N/A	-28.01%
189.000	-30.00%	N/A	-30.00%
162.000	-40.00%	N/A	-40.00%
135.000	-50.00%	N/A	-50.00%
108.000	-60.00%	N/A	-60.00%
81.000	-70.00%	N/A	-70.00%
54.000	-80.00%	N/A	-80.00%
27.000	-90.00%	N/A	-90.00%
0.000	-100.00%	N/A	-100.00%

(1)	The Ending Index Level is equal to the arithmetic average of the closing levels of the Index on the Ending Averaging Dates.

(2)	If the Ending Index Level is greater than or equal to the Call Level, the notes will be automatically called for a payment at maturity of $1,270 per $1,000 principal amount note.

The following examples illustrate how the payment on the notes in different hypothetical scenarios is calculated.

Example 1: The notes have not been automatically called prior to the final Review Date and the level of the Index increases from the Initial Index Level of 270 to an Ending Index Level of 297. Because the Ending Index Level of

JPMorgan Structured Investments — Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return	TS-2

297 is greater than the Call Level of 270, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,270 per $1,000 principal amount note.

Example 2: The notes have not been automatically called prior to the final Review Date and the level of the Index decreases from the Initial Index Level of 270 to an Ending Index Level of 256.50. Because the Ending Index Level of 256.50 is less than the Call Level of 270, the notes are not automatically called. However, because the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage of 28.00% and the Absolute Index Return is 5%, the investor receives a payment of maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The notes have not been automatically called prior to the final Review Date and the level of the Index decreases from the Initial Index Level of 270 to an Ending Index Level of 194.40. Because the Ending Index Level of 194.40 is less than the Call Level of 270, the notes are not automatically called. However, because the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage of 28.00% and the Absolute Index Return is 28.00%, the investor receives a payment of maturity of $1,280 per $1,000 principal amount note, the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 28.00%) = $1,280

Example 4: The notes have not been automatically called prior to the final Review Date and the level of the Index decreases from the Initial Index Level of 270 to an Ending Index Level of 162. Because the Ending Index Level of 162 is less than the Call Level of 270, (b) the Ending Index Level of 162 is less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%, and (c) the Index Return is -40%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called Prior to the Final Review Date?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Review Date (other than the final Review Date).

Call Settlement Date	Note Total Return (1)
First	2.25%
Second	4.50%
Third	6.75%
Fourth	9.00%
Fifth	11.25%
Sixth	13.50%
Seventh	15.75%
Eighth	18.00%
Ninth	20.25%
Tenth	22.50%
Eleventh	24.75%

(1)	If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date.

The following examples illustrate how, if the notes are automatically called prior to the final Review Date, the payment upon automatic call in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 270 to a closing level of 297 on the first Review Date. Because the closing level of the Index on the first Review Date of 297 is greater than the Call Level of 270, the notes are automatically called, and the investor receives a single payment on the first Call Settlement Date of $1,022.50 per $1,000 principal amount note.

Example 2: The level of the Index decreases from the Initial Index Level of 270 to a closing level of 243 on the first Review Date, 194.40 on the second Review Date and 162 on the third Review Date and increases from the Initial Index Level of 270 to a closing level of 297 on the fourth Review Date. Because the closing level of the Index on each of the first three Review Dates (243, 194.40 and 162) is less than the Call Level of 270, the notes are not automatically called on these Review Dates. However, because the closing level of the Index on the fourth Review Date of 297 is greater than the Call Level of 270, the notes are automatically called on the fourth Review Date, and the investor receives a single payment on the fourth Call Settlement Date of $1,090 per $1,000 principal amount note.

The hypothetical returns and the hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return	TS-3

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL IF THE INDEX RETURN IS POSITIVE — If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index is greater than or equal to the Call Level on that Review Date or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus the applicable call premium amount. The call premium amount applicable to each Review Date is equal to $1,000 × Per Annum Call Premium × 1/12 × n, where “n” is the number of Review Dates from and including the first Review Date to and including the Review Date on which the notes are automatically called. For example, if the notes are automatically called on the sixth Review Date and assuming a Per Annum Call Premium of 27.00%, the applicable call premium amount per $1,000 principal amount note will be $135.00 ($1,000 × 27.00% × 1/12 × 6). The actual Per Annum Call Premium will be provided in the pricing supplement and will not be less than 27.00%. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE S&P GSCITM CRUDE OIL INDEX EXCESS RETURN — The return on the notes is linked to the S&P GSCI™ Crude Oil Index Excess Return, a sub-index of the S&P GSCI™, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange (the “NYMEX”). The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the Index, are the designated crude oil futures contracts). By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “The S&P GSCITM Indices” in the accompanying underlying supplement no. 1a-I.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is just over one year, the notes will be called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level, and you will be entitled to receive on the applicable Call Settlement Date, for each $1,000 principal amount note, $1,000 plus the applicable call premium amount.

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POTENTIAL FOR UP TO A 28.00% RETURN ON THE NOTES EVEN IF THE INDEX RETURN IS NEGATIVE — If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage of 28.00%, you will earn a positive return on the notes equal to the Absolute Index Return. Under these circumstances, you will earn a positive return on the notes even though the Index Return is negative. For example, if the Index Return is -5%, the Absolute Index Return will equal 5%. Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, your maximum payment at maturity is $1,280.00 per $1,000 principal amount note. If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, you will lose at least 28.00% of your principal amount at maturity and may lose up to your entire principal amount at maturity.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 2a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the

JPMorgan Structured Investments — Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return	TS-4

degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments — Dual Directional Buffered Review Notes Linked to the S&P GSCI™ Crude Oil Index Excess Return	TS-5

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, you will lose at least 28.00% of your principal amount at maturity and may lose up to your entire principal amount at maturity.

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LIMITED RETURN ON THE NOTES — If the notes are automatically called, your gain on the notes will be limited to the applicable call premium amount, regardless of the appreciation in the Index, which may be significant. If the notes are not automatically called, your potential gain on the notes will be limited by the Contingent Buffer Percentage. See “— Your Maximum Gain on the Notes Is Limited by the Contingent Buffer Percentage” below. The closing level of the Index at various times during the term of the notes could be higher than on the Review Dates and at maturity and could be higher than the Ending Index Level. You may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the Index.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE CONTINGENT BUFFER PERCENTAGE — If the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Percentage of 28.00%, you will receive at maturity $1,000 plus an additional return equal to the Absolute Index Return, up to 28.00%. Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 28.00%, your maximum payment at maturity is $1,280 per $1,000 principal amount note.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 2a-I for additional information about these risks.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date.

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THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called previously and the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed to any depreciation in the Index.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could

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provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the Index;
—	the time to maturity of the notes;
—	supply and demand trends for the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;
—	the market price of the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes —

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Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your notes. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “ — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the Index. See “ — The Market Price of WTI Crude Oil Will Affect the Value of the Notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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THE MARKET PRICE OF WTI CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Index, which is composed of futures contracts on WTI crude oil, we expect that generally the market value of the notes will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

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A DECISION BY THE NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX — If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e., the margin requirements),

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market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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THE INDEX MAY BE MORE VOLATILE AND MORE SUSCEPTIBLE TO PRICE FLUCTUATIONS OR COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on crude oil and non-crude oil commodities, the Index comprises contracts only on crude oil. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader S&P GSCI™. In addition, because the Index omits principal market sectors composing the S&P GSCI™, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

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OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the commodities upon which the futures contracts that compose the Index are based, or exchange-traded or over-the-counter instruments based on the Index. You will not have any rights that holders of such assets or instruments have.

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the Index and thus the value of notes linked to the Index. The futures contracts underlying the Index have historically been in contango.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

—	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Per Annum Call Premium will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Per Annum Call Premium.

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Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8,. 2010 through February 6, 2015. The closing level of the Index on February 10, 2015 was 272.2854. We obtained the closing levels of the Index below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Review Date or Ending Averaging Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as

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determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or upon Automatic Call, Assuming a Range of Performances for the Index?” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P GSCITM Crude Oil Index Excess Return” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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